PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 23, 1997)

$50,000,000

NORTHERN ILLINOIS GAS COMPANY
(DOING BUSINESS AS NICOR GAS COMPANY)

FIRST MORTGAGE BONDS, 5 3/4% SERIES DUE JUNE 1, 2003

Interest on the New Bonds is payable semiannually on June 1 and December 1 of each year, commencing December 1, 1998. The New Bonds may not be redeemed by the Company prior to maturity.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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
                                                                 UNDERWRITING
                                    INITIAL PUBLIC              DISCOUNTS AND                PROCEEDS TO
                                  OFFERING PRICE(1)             COMMISSIONS(2)              COMPANY(1)(3)
                                  -----------------             --------------              -------------
Per Bond                               99.533%                      .213%                       99.32%
Total                                $49,766,500                   $106,500                  $49,660,000

(1) Plus accrued interest from June 1, 1998.

(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(3) Before deducting expenses payable by the Company estimated at $177,000.

The New Bonds are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the New Bonds will be made through the facilities of The Depository Trust Company, on or about June 9, 1998.

ABN AMRO INCORPORATED

The date of this Prospectus Supplement is June 2, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NEW BONDS. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NEW BONDS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                                USE OF PROCEEDS

     The net proceeds from the sale of the New Bonds, together with a portion of the proceeds from the February 1998 sale of $50,000,000 of the Company's 6.58% First Mortgage Bonds due in 2028 and other corporate funds, will replenish funds used for the March 1998 redemption of $75,000,000 of 8 1/4% First Mortgage Bonds due in 2022. The balance of the proceeds from the sale of the 6.58% First Mortgage Bonds replenished funds used for the February 1998 maturity of $25,000,000 of 5 7/8% First Mortgage Bonds.

                            DESCRIPTION OF NEW BONDS

     General Interest at the annual rate set forth on the cover page of the Prospectus Supplement will accrue from June 1, 1998, and is to be payable semiannually on June 1 and December 1 beginning December 1, 1998, to the person in whose name the New Bond is registered on the May 15 or November 15 (whether or not a business day) next preceding such interest payment date. The New Bonds will be limited to $50,000,000 aggregate principal amount, will be issued in fully registered form only, in denominations of $1,000 and integral multiples thereof, and will mature June 1, 2003.

     New Bonds of any denomination will be exchangeable for a like aggregate principal amount of New Bonds of different authorized denominations upon surrender of such New Bonds, with the request for such exchange, at Harris Trust and Savings Bank, Corporate Trust Department, 311 West Monroe Street, Chicago, Illinois, or at Harris Trust Company of New York, 77 Water St., 4th Floor, New York, New York. Principal and interest will be payable at the offices identified in the preceding sentence, except that any installment of interest on the New Bonds may, at the Company's option, be paid by mailing checks for such interest payable to or upon the written order of the person entitled thereto to the address of such person as it appears on the registration books.

     Reference is made to the Prospectus for a description of the general terms of the New Bonds which the particular description herein supplements.

     Redemption. The New Bonds may not be redeemed by the Company prior to maturity.

     Sinking Fund.  No sinking fund is provided for the New Bonds.

                                  UNDERWRITING

     ABN AMRO Incorporated (the "Underwriter") has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, all of the New Bonds. The Underwriting Agreement provides that the obligation of the Underwriter is subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the New Bonds if any are purchased.

     The Company has been advised by the Underwriter as follows:

     The Underwriter proposes to offer part of the New Bonds directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part to dealers at a price which represents a concession of 0.20% of the principal amount under the public offering price, and the Underwriter may offer the New Bonds to certain brokers or dealers who are either a parent or subsidiary of the Underwriter at not less than such price to dealers. The Underwriter may allow and such dealers may reallow a concession, not in excess of 0.10% of the principal amount, to certain other dealers. After the initial public offering, the public offering price and concessions may be changed.

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

     In order to facilitate the offering of the New Bonds, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the New Bonds. Specifically, the Underwriter may overallot in connection with the offering, creating a short position in the New Bonds for its own account. In addition, to cover overallotments or to stabilize the price of the New Bonds, the Underwriter may bid for, and purchase, the New Bonds in the open market. Any of these activities may stabilize or maintain the market price of the New Bonds above independent market levels. The Underwriter is not required to engage in these activities and may end any of these activities at any time.

     There is presently no trading market for the New Bonds and there is no assurance that a market will develop. Although it is under no obligation to do so, the Underwriter presently intends to act as a market maker for the New Bonds in the secondary trading market but may discontinue market making at any time without notice.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended.

     The Company has a line of credit with ABN AMRO Bank, N.V., an affiliate of ABN AMRO Incorporated.

                                       S-3